Filed pursuant to Rule 424(b)(3)

Registration No. 333-269246

PROSPECTUS SUPPLEMENT NO. 19

(to Prospectus dated April 27, 2023)

(Interactive Strength Inc.)

Up to 1,773,937 shares of common stock

This prospectus supplement supplements the prospectus dated April 27, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-269246). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 30, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 1,773,937 shares of our common stock, par value $0.0001 per share (the “common stock”). Our registration of the shares covered by the Prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” in the Prospectus.

Our shares of common stock are listed on Nasdaq under the symbol “TRNR". On April 29, 2024, the closing price of our shares of common stock was $0.19 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 15 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2024

INTERACTIVE STRENGTH INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41610	82-1432916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Congress Avenue, Suite 925
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 310 697-8655

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TRNR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On April 26, 2024, the Board of Directors (the “Board”) of Interactive Strength Inc. (the "Company") appointed David Leis as a member of the Board. Mr. Leis will also serve as a member of the Audit Committee of the Board (the “Audit Committee”).

David Leis, 48, Director

Mr. Leis has been the co-founder of Pluperfect and one of the firm’s Managing Partners since April 2013. Prior to Pluperfect, from 2007 to 2013, Mr. Leis was a Senior Partner at Lippincott in New York where he co-led the firm’s experience innovation offering and served as the relationship and brand strategy lead for a number of Lippincott’s marquee clients. Prior to Lippincott, from 2003 to 2006, he was a Partner at Oliver Wyman, where he helped clients navigate strategic reinvention, customer alignment and positioning. Prior to Oliver Wyman, from 2000 to 2003, Mr. Leis was an Associate at Stone Point Capital, a $40 billion private equity fund where he invested in venture stage companies in the media and technology sectors. Mr. Leis began his career as a strategy consultant at Mercer Management Consulting. He received a bachelor’s degree from the Wharton School at the University of Pennsylvania.

The Board believes that Mr. Leis’ scholarship and experience makes him ideally qualified to help lead the Company towards continued growth and success.

Family Relationships

Mr. Leis does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions with regard to Mr. Leis reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

As compensation for his services as a member of the Board and the Audit Committee, Mr. Leis shall receive, on an annual basis, options to purchase the Company’s common stock in the aggregate fair market value of $240,000, which shall become fully vested, subject to his continued service as a director, in equal annual installments over three years or, if earlier, the consummation of a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Strength Inc.

Date:	April 30, 2024	By:	/s/ Michael J. Madigan
Michael J. Madigan
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)